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                                                                    Exhibit 10.3
                                                                    ------------

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                      FOURTH AMENDMENT TO SUPPLY AGREEMENT
                      -----------------------------------

     This Amendment to Supply Agreement (this "Agreement" is entered. into by and between Mattress Discounters Corporation., a Delaware corporation, ("Mattress Discounters") and Sealy, Inc., an Ohio Corporation ("Sealy") on this 10th day of January 2002.

     WHEREAS, Mattress Discounters and Sealy entered into a letter agreement dated March 17, 1997 which established a supply arrangement under which Sealy supplies bedding products to Mattress Discounters, and have amended that letter agreement on June 30, 1997, in March 1998, and on August 11, 1999 (that letter agreement as am. ended hereby is referred to herein as the "Supply Agreement");

     WHEREAS, Mattress Discounters' bankers have requested that the Supply Agreement be amended, and

     WHEREAS, Mattress Discounters and Sealy each desire to amend the Supply Agreement in the manner provided herein.

     NOW, THEREFORE, Mattress Discounters and Sealy hereby agree as follows:

     1. Payment Terms. The terms for Mattress Discounters payments to Sealy under the Supply Agreement shall be changed to "[**] days, [**] days".

     2. Extension of Supply Agreement Term. The term of the Supply Agreement shall be extended for three additional years through June 30,2007.

     3. Balance of Share. During the term of the Supply Agreement, Sealy, Inc. products will represent a minimum of [**]percent ([**]%) of Mattress Discounters' annual sales of retail bedding (as measured in retail sales dollars) and will represent a minimum of [**] percent ([**]%) of Mattress Discounters' retail bedding sales in each of Mattress Discounters' fiscal quarters. The balance of Mattress Discounters bedding products shall be bedding sold under Discounters' own label ("Private Label Products") which are either produced by Mattress Discounters in its own factories or subcontracted as substitutes for such manufacturing. Private Label Products can not be products which are co-branded or labeled by any other bedding manufacturer other than Mattress Discounters. Private Label Products may be sold by Mattress Discounters at any price points. Mattress Discounters will begin to work towards these new levels immediately and will have achieved them by the end of 2002.

     4. Differentiated Products. Sealy and Mattress Discounters shall work together to develop, by no later that the end of 2002, differentiated Sealy branded bedding products for Mattress Discounters. Such differentiated products shall at a minimum have unique upholstery, ticking, labels and double edge guards (or equivalent), and may work towards

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exclusive innersprings in the future. The parties shall ensure that the economic impact of such differentiated products shall be favorable for both Sealy and Mattress Discounters.

     5. Subsidy Rate. For the remaining term of the Supply Agreement the subsidy rate shall remain at its current rate of [**] percent ([**]%) [**].

     6. Rebate Rate. For the remaining term of the Supply Agreement the rebate rate shall remain at its current rate of [**] percent ([**]%) [**].

     7. Wholesale Price Increases. For the remaining term of the Supply Agreement, the wholesale prices charged by Sealy for sales to Mattress Discounters under the Supply Agreement for products shall be as follows:

          a. Brand Image ("BI") Products: Mattress Discounters will pay the [**] price established by Sealy on all BI products.

          b. In-line Branded Products: Wholesale prices for in-line branded products shall remain at their current price, [**] for comparable products. Changes in the wholesale price to Mattress Discounters' on such products shall [**] for comparable products. Price increases (or decreases) to Mattress Discounters will be calculated [**], and will take place at the same time [**].

          c. Custom Branded Products: Wholesale prices for branded products which Sealy custom makes for Mattress Discounters shall follow the procedure stated in the in-line branded products (above). In addition, the wholesale price of such custom branded product shall include [**] resulting from the [**] product [**] the comparable in-line branded product at that level.

          d. Custom Non-Branded Products ("Private Label"): Wholesale prices on custom non-branded products which Sealy makes for Mattress Discounters shall be priced to [**] product basis, as long as Mattress Discounters' purchases of Sealy manufactured private label products [**] of Mattress Discounters' total Sealy product purchases. New Private Label product pricing shall reflect any changes in MLO costs [**] at that level.

     8. Delivery. Sealy shall place Mattress Discounters' stores on 48-hour delivery status if they are located in areas where Sealy's facilities and delivery schedule are such that 48-hour delivery can be reasonably successfully achieved on an economically reasonable basis. Purchaser agrees to comply with Sealy's "order by time" that is determined by Sealy plants to facilitate 48-hour delivery. Sealy can not guaranty that deliveries will be made in 48-hours to stores placed on 48-hour delivery. Sealy and Mattress Discounters shall jointly work together to implement an electronic ordering system to improve ordering and delivery timing, as well as providing Sealy with as early as possible visibility on Mattress Discounters' orders.

     9. Sales Associate Commissions. Mattress Discounters shall be free to establish its commission structure for its retail sales associates.

     10. Product Returns. Mattress Discounters has the right to return any Sealy products to Sealy, including customer warranty returns. This right shall be [**] of Mattress Discounters' purchases from Sealy measured annually on a national basis. If Mattress Discounters has [**], then Sealy will [**] payment. That [**] shall be subject to an annual adjustment, if Sealy's annual warranty return rate increases or decreases more than [**]% from its 2001 warranty return rate.


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     11. Warranty. Sealy shall continue to offer Mattress Discounters' customers
Sealy's standard products warranty. Sealy and Mattress Discounters shall consider a revision of product warranties for the mutual benefit of both parties, sales support, and the enhancement of consumer confidence.

     12. Retail Acquisitions by Mattress Discounters. If Mattress Discounters acquires another mattress retailer, the acquired retailer stores shall continue to purchase Sealy product under the terms of such retailer's then existing supply agreement with Sealy (including pricing, delivery and coop support) for six (6) months. During such six (6) month period Mattress Discounters and Sealy shall negotiate a revision, of the Supply Agreement terms to include sales to such acquired stores on a basis fair to both parties.

     13. Sleep Country Canada. Mattress Discounters and Sealy each hereby acknowledge that Sleep Country Canada is not covered by or subject to the Supply Agreement - either before or after this Agreement.

     14. Cooperation. Sealy and Mattress Discounters shall form a "Steering Committee" of one senior executive from each company to explore synergy opportunities between the companies. Each company shall also designate other executives to work either individually or on teams to address issues delegated to them by the Steeling Committee. The Steering Committee may mutually invite other parties to participate in the Steering Committee to explore synergy opportunities.

     15. Disputes. Any significant disputes between Sealy and Mattress Discounters shall be referred to their two senior executives on the Steering Committee for a good faith effort at resolution. If they are not able to resolve the dispute, it shall then be referred to the senior Bain Capital executive responsible for managing Bain Capital's investment in each company (as long as Bain Capital and Bain Capital's related parties control a major of the equity in both companies). If Bain Capital's executive(s) are unable to resolve the dispute, it shall be submitted to binding arbitration under the rules of the American Arbitration Association. The location for such arbitration shall alternate between the headquarters of each company with the initial arbitration to occur at Mattress Discounters' headquarters.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same.

     17. Interpretation. To the extent that this Agreement is in conflict with a prior component of the Supply Agreement, this Agreement shall control.

     IN WITNESS WHEREOF the parties hereto have caused this Fourth Amendment to Supply Agreement to be duly executed as of the date first listed above.

                                  MATTRESS DISCOUNTERS CORPORATION

                                  By: /s/ Steve Newton
                                      ----------------------
                                      Name: Steve Newton
                                      Title: President & CEO



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                              SEALY, INC.

                              BV: By: /s/ David J. McIlquham
                                      ----------------------
                                      Name: David J. McIlquham
                                      Title: President & Chief Operating Officer

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